 Exhibit 99.2

Endologix, Inc.	ELGX	Q2 2011 Earnings Call	July 21, 2011
Company p	Ticker p	Event Type p	Date p

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the Endologix Inc. Second Quarter 2011 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Zack Kubow of The Ruth Group. Thank you, Mr. Kubow. You may begin.

Zack Kubow, Investor Relations

Thanks, operator, and thanks, everyone, for participating in today's call. Joining me from the company are John McDermott, President and Chief Executive Officer; and Bob Krist, Chief Financial Officer. This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company's website for 30 days.

Before we begin, I would like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, July 21, 2011. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said, I'd like to turn the call over to John McDermott.

John D. McDermott, President, Chief Executive Officer & Director

Thanks, Zack. We're very pleased with our progress in the first half of 2011 and continue to be focused on building a topnotch global sales organization and introducing the most innovative and effective new endovascular aortic devices.

In the second quarter, we grew total revenue by 22% year-over-year and our US business grew 30%, which represents 8% sequentially over Q1. These results reflect the effectiveness of our sales team and their ability to leverage the strong clinical results achieved with anatomical fixation and our exciting new product pipeline. We finished Q2 with 65 reps and five clinical specialists and are encouraged by the early productivity of our new clinical specialists.

Our international sales in Q2 were down compared to prior year, but this was related to the early termination of our distribution agreement with LeMaitre Vascular that was announced on Monday. The new agreement enables us to start selling direct in most European countries starting on September 1 instead of the original termination date of June 2013.

We felt it was important to transition our current business now, so we can be ready to maximize the planned launches of Nellix and Ventana in 2012. We've already begun building our team in Europe and are attracting strong candidates with existing physician relation chips in vascular experience.

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Endologix, Inc.	ELGX	Q2 2011 Earnings Call	July 21, 2011
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As you can imagine, there is significant interest in our pipeline and we're encouraged by the level of enthusiasm from European physicians. Despite the impact of the LeMaitre transition on our international sales in Q2, we think the new agreement will be neutral for the full year 2011 and are reiterating our revenue guidance of $78 million to $82 million.

In addition to our domestic and international sales initiatives, we continue to make good progress with our new product pipeline. Our US sales force is eagerly awaiting the launch of the AFX Endovascular AAA System, which received FDA approval in June. AFX provides physician with three key benefits - access, precision and feel. The system has a 17 French introducer, making it the lowest profile device in the United States for the treatment of aortic neck diameters of 22 millimeters or larger.

AFX also has a new dial mechanism that provides precise controlled stent graft positioning and deployment. And lastly, the AFX stent grafts have our new proprietary STRATA graft material, a durable highly conformable ePTFE that enhances steel.

We introduced AFX at the Annual Meeting of the Society for Vascular Surgery in June. Physician feedback has been very positive and we are currently working to train the sales force and build inventory in anticipation of a full commercial launch in September. We look forward to launching AFX and believe it'll give our sales force a powerful new tool to continue expanding our market share.

We also provided updates on Nellix and Ventana at the SVS meeting and continue to receive a significant amount of physician interest in both products. Nellix remains on track for a European introduction and the initiation of a US clinical trial in 2012. Enrollment into Ventana International Clinical study continues and is expected to be complete by the end of this year, leading to an anticipated introduction in Europe in 2012.

Additionally, we continue to work with the FDA on our IDE and expect to begin enrolling patients in the US before the end of this year.

Enrollment in our percutaneous EVAR clinical trial, known as PEVAR, is also continuing and we are planning to complete enrollment by the end of this year. The results from the roll-in patients continue to look encouraging and will be published in the Journal of Cardiovascular Surgery in August. Based on the current timeline, we could receive approval for an expanded percutaneous indication by the end of 2012, further enhancing our ability to bring innovation to physicians treating abdominal aortic aneurysms. Overall, the pipeline is progressing nicely and we're pleased with our sales results in the first half of 2011.

With that, I'll turn the call over to Bob Krist, our Chief Financial Officer. Bob?

Robert John Krist, Chief Financial Officer, Secretary & CAO

Thank you, John, and good afternoon to all. So today, I will provide a brief overview of our financial results and key metrics for the second quarter of 2011.

As John highlighted, total revenue in the second quarter increased by 22% year-over-year to $19.2 million. Domestic revenue in the second quarter increased by 30% year-over-year to $16.6 million and was up by 8% sequentially from the first quarter. Domestic growth was driven by the addition of new sales territories relative to the prior year and by the new product sizes and PowerFit Extensions launched in the US in the middle of 2010.

The international business, however, was down year-over-year and sequentially, which is a reflection of discussions we had during the quarter with LeMaitre concerning the early termination of their exclusive distribution rates in Europe. To put this into context, second quarter 2011 sales to LeMaitre were $512,000 less than in the second quarter of 2010.

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Endologix, Inc.	ELGX	Q2 2011 Earnings Call	July 21, 2011
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Gross margin in the quarter was 78.4% compared to 76.9% in the second quarter of last year. This 150 basis point increase in gross margin was driven by more favorable product mix due to those new products launched in the second half of 2010 and by faster overall revenue growth in the higher margin domestic market.

The sequential increase from 76.4% gross margin in the first quarter reflects the improvement in operational efficiencies back to normal levels, following the short-term effects we experienced from adding a second manufacturing shift and scaling up production capacity.

Operating expenses for the second quarter were $20.2 million compared to $12.2 million in the same period last year. Of this $8 million increase, $3.5 million was directly related to the Nellix acquisition, including the ongoing technology development work, the establishment of a direct sales organization in Europe and general integration expenses.

Research, development and clinical expenses grew to $6.1 million from $2.4 million in the second quarter of 2010. This increase was in line with our expectations and was driven primarily by our pipeline development programs and clinical trials in support of the regulatory pathways for Nellix and Ventana.

Marketing and sales expenses grew from $7.6 million in the second quarter of 2010 to $10.8 million in 2011 due to growth in the base business, principally the addition of new sales territories and variable commission expense on the 30% increase in US revenues, a larger presence at major vascular surgery meetings, and expenses related to developing the direct sales organization in Europe.

G&A expense grew from $2.2 million in the second quarter of 2010 to $3.3 million in the June 2011 quarter. This included $676,000 in litigation expenses related to the patent disputes with Cook Medical and Bard Peripheral Vascular compared to $143,000 in the second quarter of 2010. G&A also included additional dollars related to the integration of the Nellix acquisition.

For the second quarter 2011, our GAAP net loss was $13.7 million or $0.24 per share compared to a net loss of $380,000 or $0.01 per share for the second quarter of 2010. On an adjusted non-GAAP basis and excluding the fair value adjustment related to the contingent purchase price liability from the Nellix acquisition, we reported adjusted net loss in the second quarter of 2011 of $5.1 million or $0.09 per share and a $9.9 million loss or $0.18 per share for the six months ended in June 2011.

Now, the contingent payment is non-cash and is solely payable in shares of Endologix common stock. These milestone payments were structured in the merger agreement such that as the share price exceeds $7.50, the absolute number of shares payable, the dilution impact, declines even as the dollar value of the milestone payments continues to increase. In this case, the $8.6 million increase in the contingent consideration liability was almost entirely related to the 53% increase in Endologix stock price from the Nellix acquisition date in December 2010 to June 30, 2011.

During the second quarter, we used $3.5 million in cash including a $2 million increase in working capital investments, primarily for building inventory in preparation for the AFX launch. We ended the second quarter with $30.9 million in cash. We have no outstanding bank debt, though we do have $10 million available on our revolving line of credit.

Accounts receivable days outstanding, including both domestic and international accounts, was 59 days at the end of the second quarter 2011 compared to 54 days at the close of 2010. Inventory turnover was at 1.2 turns at quarter-end versus 2 turns at the prior year-end, again, due to the planned inventory build for the AFX launch. Inventory turnover will begin to improve over the second half of 2011 following the launch.

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Endologix, Inc.	ELGX	Q2 2011 Earnings Call	July 21, 2011
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Now, turning to guidance. As John mentioned for the full year of 2011, we are reiterating guidance for revenue to be in the range of $78 million to $82 million, which amounts to a 16% to 22% increase relative to 2010 and a net loss of between $0.25 and $0.30 per share. This loss per share guidance assumes further development of the acquired Nellix technology in anticipation of the commercial launch in Europe and the initiation of a US IDE clinical trial in 2012, and building a direct sales force in Europe. This guidance also assumes ongoing base business investments in the US sales force; research, development and clinical initiatives, and litigation expenses.

However, not included in our guidance are the potential impacts of adverse litigation outcomes, acquisition-related charges like the fair value adjustment to the Nellix merger consideration, or other business development transactions such as the LeMaitre early termination agreement.

In summary, our operating performance to date is right on our plan and we have the necessary financial resources in place to support the continued execution of our growth strategies.

And with that, I'll turn the call back to John.

John D. McDermott, President, Chief Executive Officer & Director

Thanks, Bob. Before we open it up to questions, I often get asked by investors and analysts what are the key events and activities we should monitor over the next couple of quarters to evaluate the company's performance. I think the best way to answer this is to share with you our specific goals for the remainder of 2011.

First, of course, we plan to launch AFX in the US in September and continue to drive revenue growth. Number two, transition to direct sales in Europe on September 1 and continue building the topnotch team. Three, complete the enrollment in the PEVAR clinical trial. Four, complete international trial enrollment with Ventana and start our US clinical study. And five, complete our development and testing on Nellix and prepare our EU regulatory submission.

These are our top priorities for the balance of 2011 and we've got everyone in the organization focused on getting these done. We think we're making good progress on our mission to become the leading innovator of treatments for aortic disorders and believe we can capture significant market share in the years ahead.

We'll keep you posted on our progress and will be presenting at several upcoming conferences. In August, we'll be at the Lazard Conference in Chicago, the Canaccord Genuity Growth Conference in Boston, and The Wedbush Life Sciences Conference in New York. In September, we'll be at the RW Baird Health Care Conference, the Morgan Stanley Global Healthcare Conference and the UBS Global Life Sciences Conference, all in New York. We look forward to seeing many of you at these conferences over the next couple of months.

With that, we'll open it up for questions. Operator?

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Endologix, Inc.	ELGX	Q2 2011 Earnings Call	July 21, 2011
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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting the question-and-answer session. [Operator Instructions] Our first question is from Duane Nash with Wedbush Securities. Please proceed with your question.

<Q - Duane Nash - Wedbush Securities, Inc.>: Good afternoon, gentlemen, and thanks for taking the questions. How quickly do you expect all cases to be switched to AFX and what would you expect to be the rate limiting steps? For example, would it be inventory training or perhaps something else?

<A - John McDermott - President, Chief Executive Officer & Director>: Yeah. So, Duane, we'll actually plan to start doing cases with AFX in the middle of August. So we'll have a training for our sales organization here around the end of this month, first part of August, and then have adequate inventory for our team to start doing cases in the middle of August, and by September 1 we should be selling exclusively AFX in the United States. So really, the rate limiter at this point is just an inventory build. We chose to not double down inventory and take the regulatory risk. We wanted to get the FDA approval first and then start to build. So we may do a couple of cases here and there between now and then, but they'll be on a very limited basis really for training purposes.

<Q - Duane Nash - Wedbush Securities, Inc.>: And have you made any comments on the pricing of AFX compared to Powerlink and how that could affect, for example, margins in Q4 if the pricing is higher or...?

<A - John McDermott - President, Chief Executive Officer & Director>: We haven't really talked much about it. We think it'll be comparable to the existing devices as do we believe that the margins will also be comparable.

<Q - Duane Nash - Wedbush Securities, Inc.>: Great. Well, thanks very much and congratulations on the quarter.

<A - John McDermott - President, Chief Executive Officer & Director>: Thanks.

Operator: Our next question is from Sean Lavin with Lazard Capital Markets. Please proceed with your question.

<Q>: Hi. It's [ph] Marie (0:18:07) in for Sean. How are you?

<A - John McDermott - President, Chief Executive Officer & Director>: Hi Marie.

<Q>: Hi. Just a quick question, I wanted to get a few more details on the LeMaitre termination agreement. Will you need to wait until September 1 to start going direct with those customers who are served by the distribution contract? And then, I guess, in other words, can we expect European sales to be relatively low in the third quarter?

<A - John McDermott - President, Chief Executive Officer & Director>: Well, we are not - let me answer the first question first, we cannot go direct to customers prior to September 1.

<Q>: Okay.

<A - John McDermott - President, Chief Executive Officer & Director>: But in terms of what to expect from Q3 sales, we really don't give third quarter guidance at this point. So September will be the first month that we'll start doing cases directly, so we'll have one month into that quarter, but the volume is still relatively low. The base of business that's moving over is pretty modest relative to our total mix. So we don't see it having a big impact which is why we've maintained our full year guidance where it is.

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Endologix, Inc.	ELGX	Q2 2011 Earnings Call	July 21, 2011
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<Q>: Okay, sure. It makes sense. And then just a quick housekeeping question, can you tell me what the additional Nellix integration cost was, included in the G&A line? I know you've given that out in the past.

<A - John McDermott - President, Chief Executive Officer & Director>: Yes, it was actually a bit lower in the second quarter than in the first. We had a number of severance arrangements to honor in the first quarter, so the number in the second quarter was between $100,000 and $200,000.

<Q>: Okay, very helpful. Thank you so much. That's it from me.

Operator: Our next question is from Steven Lichtman with Oppenheimer & Company. Please proceed with your question.

<Q - Steve Lichtman - Oppenheimer Securities>: Thank you. Hi, guys.

<A - John McDermott - President, Chief Executive Officer & Director>: Hi, Steve.

<Q - Steve Lichtman - Oppenheimer Securities>: In terms of data presentations in the back half, you mentioned some data that's going to be published, but can you talk about also some potential presentations maybe perhaps at the - this coming November?

<A - John McDermott - President, Chief Executive Officer & Director>: Yeah. So what I believe is on the schedule for the podium at these would be a presentation on Ventana and another presentation on Nellix. I think there will also be a presentation likely on PEVAR, touching on AFX, and then typically also at that meeting we will sponsor some other physician presentations as well. So it'll be a busy meeting for us.

<Q - Steve Lichtman - Oppenheimer Securities>: Okay, great. And then in Europe, how many reps direct do you have on board today and are you still targeting that sort of 12 to 15 by year-end?

<A - John McDermott - President, Chief Executive Officer & Director>: Yeah, we are still targeting that same range. The only thing that happens is we'll accelerate that a bit. We estimate that to pick up. The current customers from LeMaitre, we need three dedicated folks to cover those cases. So that moves up slightly. Right now, we have one of the three and are in process of securing the other two that will be required to cover the initial case volumes and then we'll build into the 12 to 15 through the balance of the year.

<Q - Steve Lichtman - Oppenheimer Securities>: Okay, great. And [ph] related to (0:21:23), Bob, in terms of gross margin - I apologize if I missed it, but in terms of sort of trends coming out of 2Q, and if we look forward, should we assume things are pretty stable in this sort of range we saw in the second quarter?

<A - Robert Krist - Chief Financial Officer, Secretary & CAO>: Yes. Margins for the balance of 2011 should remain about flat at roughly 78%. John mentioned the AFX launch should be margin neutral, but LeMaitre early termination effect will be a slight positive, but not significant in terms of the size of that business initially. And then I would say production volumes will be a little lower in the second half of 2011 as we increase our inventory turnover following the AFX launch, so that will result in a slightly higher fixed overhead per unit cost effect. But overall, I would expect the margins for the balance of the year to remain roughly 78%. And then given the lower 76.9% result on an actual basis in the first quarter, I would continue to expect the gross margin for the full year to average between 77% and 78%.

<Q - Steve Lichtman - Oppenheimer Securities>: Great. Thanks, guys.

Operator: Our next question is from Larry Neibor with Robert W. Baird. Please proceed with your question.

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Endologix, Inc.	ELGX	Q2 2011 Earnings Call	July 21, 2011
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<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Thanks. Good afternoon.

<A - John McDermott - President, Chief Executive Officer & Director>: Hi, Larry.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Last year, when you launched Powerlink, you had an immediate increase in domestic sales volume. Are you anticipating the same type of effect this year when you launch AFX?

<A - John McDermott - President, Chief Executive Officer & Director>: Well, I can't quantify the effect, but I do expect there to be an uptake in business, yeah. There is a good bit of enthusiasm about the product both internally and externally, so although we'll only really have it for a full month of the quarter, I still do expect it to have a positive impact.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Great. When do you plan on launching AFX in Europe?

<A - John McDermott - President, Chief Executive Officer & Director>: We're either going to do that around the end of this year or the first part of next year, Larry. We haven't decided exactly. It will largely depend on our inventory situation. We'd like to work off as much of the IntuiTrak stock as appropriate to meet the customer requirements and then transition to AFX. And so that's a bit of a demand forecast planning exercise at this point. I think it will be around the end of this year, first part of next. We should be able to drill down into that on the next call.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Okay. On the legal front, your cases' expenses are picking up, can you give us some outlook in terms of where you are in these cases?

<A - John McDermott - President, Chief Executive Officer & Director>: Yeah, there is no real material update at this point other than in the Cook case. The Markman ruling was delayed by a month just because the court was busy, so the current timeline is they did say the judge would give us a decision by August 15. And on the Bard case, it's still very - still in the early stages. We are just getting a schedule now. The Markman hearing for the Bard case has been scheduled for February 2012. So those - that's all we have at this point.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Would STRATA be covered by the Bard Vascular case?

<A - John McDermott - President, Chief Executive Officer & Director>: Well, it is ePTFE and it is a different material than our current material. But in either events, we think our current material does not infringe the Bard patent. But I would say that the STRATA material is even further away from the claims in that patent. That said, that's not the reason we developed or introduced the material. The material STRATA was actually developed for our Ventana device and it worked so well. We decided to use it on AFX.

<Q - Larry Neibor - Robert W. Baird & Co. Equity Capital Markets>: Great. Thank you.

<A - John McDermott - President, Chief Executive Officer & Director>: Welcome.

Operator: Our next question is from Chris Cooley with Stephens. Please proceed with your question.

<Q - Chris Cooley - Stephens, Inc.>: Good afternoon and thank you for taking the questions.

<A - John McDermott - President, Chief Executive Officer & Director>: Hi Chris.

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Endologix, Inc.	ELGX	Q2 2011 Earnings Call	July 21, 2011
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<Q - Chris Cooley - Stephens, Inc.>: Hey. Could you just help us think a little bit about just head count on the US side of things? You're at 65 now. I think in the past you talked about exiting the year around 70 in terms of direct reps. You talk about the added spend, will that accelerate here in the US because clearly you're getting traction with your direct sales force here in the US, up 30% year-over-year? And I have a follow-up.

<A - John McDermott - President, Chief Executive Officer & Director>: Yeah. So right now, we're at 65 and 5. And what we've seen that's really worked well for us, although it's still early and we're measuring the effect is these new clinical specialists. So at this point, we're thinking that we would finish the year around 72, which would be 66 reps and six clinicals, which represents a total increase over last year of about 12% of full time people working in the field doing cases. We'd like a little more time under our belt to evaluate this clinical specialist model because it certainly gives you more leverage. And to the extent we're also adding more people earlier with the LeMaitre transition, we want to be sure that we can do that early to cover those initial cases. So that's where we're planning to finish in terms of reps for the end of this year. And then for next year, we'll provide guidance on the number of reps and clinical specialists in 2012 when we give our guidance.

<Q - Chris Cooley - Stephens, Inc.>: Understood. And if I could - I apologize, Bob. Could you run back through, when you think about your guidance here for the full year in terms of what's included, what's excluded on the GAAP - sorry, on the adjusted earnings guidance, could you just run through that again very briefly? I apologize I think I may have missed one of the data points factored into the math here?

<A - Robert Krist - Chief Financial Officer, Secretary & CAO>: Sure. Well, I think if you think of it this way, everything is included with three total potential exceptions, two of which are in the numbers presently. So the exceptions would be, if there were an unfavorable outcome to one of these litigations, we haven't tried to establish any contingent liability there. It's total unknown if that were to be the case.

Secondly, we've always prefaced our guidance with the exclusion of any business development transactions, which might crop up on a one-off basis and we have the opportunity with such a transaction with LeMaitre to get control of that market early. So that 1.3 million and the charge that comes out of that transaction would not have been contemplated in our guidance.

And then finally, regarding the Nellix acquisition, all of the tangible real hard expenses involved in that integration in the ongoing R&D and sales force in Europe and just the normal integration costs around retention awards and severance payments and so forth, all of that stuff is in the guidance. What is not in the guidance relative to the Nellix acquisition is this fair value accounting requirement from the new purchase accounting standard that, as background, you may recall that our merger agreement provided for most of the acquisition price to be contingent on two future milestones, the CE Mark approval and commercial sales activities in Europe and the second milestone was the US PMA approval. The GAAP purchase accounting requires that you make a fair value estimate at the acquisition date for the contingent consideration.

<Q - Chris Cooley - Stephens, Inc.>: Right.

<A - Robert Krist - Chief Financial Officer, Secretary & CAO>: And adjust that on a mark-to-market basis at each subsequent balance sheet date and then the corresponding increase or decrease in that fair value is recorded as a charge for net income item on the income statement. Now, the key factors that affect the fair value estimate are obviously the resolution of the uncertainties along the line to achieving the ultimate milestones. And then in our case, because the payment will be in stock, not cash, the fair value is also greatly dependent on the share price. So with our share price having increased recently as much as it had that drove the valuation of this fair value up by some $8.5 million as of June 30. That number is not included in our guidance. It's obviously dependent on a lot of external factors, principally the stock price, and so it really would be impossible for us to make a projection on that.

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<Q - Chris Cooley - Stephens, Inc.>: Understood. And if I could just [indiscernible] (0:31:30) one last one and I'll get back in the queue. Just for clarification, you talked about on the conference call, John, still on track for 2012 with Nellix as well as Ventana. Are you still thinking first half for Nellix in Europe? Just want to be clear about that or is that now a sometime 2012 event.

<A - John McDermott - President, Chief Executive Officer & Director>: No, nothing has changed with it. It is what I would say in the latter part of the first half. That's our current estimate. And at this point, again, it's an estimate. We haven't - we have not filed for CE yet, so...

<Q - Chris Cooley - Stephens, Inc.>: Understood.

<A - John McDermott - President, Chief Executive Officer & Director>: It's based upon our current timeline, but nothing has changed from our previous communications.

<Q - Chris Cooley - Stephens, Inc.>: Super. Congratulations on a great quarter, guys. I'll get back in queue.

<A - John McDermott - President, Chief Executive Officer & Director>: Thanks.

Operator: Our next question is from Brooks West with Piper Jaffray. Please proceed with your question.

<Q - Brooks West - Piper Jaffray, Inc.>: Hi, guys. Can you hear me?

<A - John McDermott - President, Chief Executive Officer & Director>: Yeah. Hey, Brooks.

<Q - Brooks West - Piper Jaffray, Inc.>: Hey, thanks for taking the questions. John, I wanted to just go back through some of the mechanics on the revenue in Europe. How does the relationship with LeMaitre work? Do they take on inventory? And I'm trying to think through the next two months in terms of what we might see out of Europe given the shortfall in this quarter.

<A - John McDermott - President, Chief Executive Officer & Director>: Well, they do stock historically, but we don't expect much there from them. And what little inventory they buy to support cases - one of the months, of course, is going to be August, which is a very low month in Europe - would be shipped to them on a consignment basis. So whatever sales we've recognized in Q3 to LeMaitre would be, we think, pretty minimal.

<Q - Brooks West - Piper Jaffray, Inc.>: So is it fair to say that the - maybe the inventory correction took place in Q2, and we should just kind of see revenue to support cases in Q3. Is that the way to think about it?

<A - Robert Krist - Chief Financial Officer, Secretary & CAO>: I would think about it the following way. During Q2, as we mentioned, LeMaitre curtailed their ordering in anticipation of the agreement. And I think other than for some very specific holes in their mix and so forth, that effect will continue during July and August during this transition period. So I would say, we would expect very minimal to no revenues in terms of shipments to LeMaitre and then whatever opportunity we have in the month of September on a direct basis. So I think, in that context, we would expect a little bit of a continuation of what we saw in Q2 and then we would expect to offset those impacts during the fourth quarter, consequently our comfort level with the overall revenue guidance for the year.

<Q - Brooks West - Piper Jaffray, Inc.>: Okay. That's helpful. And then, John, on Nellix versus selling AFX, we talked a little bit about that at SVS. It sounds like you are going to ahead and launch AFX in Europe in early '12. How do you see that transitioning once you have Nellix available in the European market?

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<A - John McDermott - President, Chief Executive Officer & Director>: Well, we're going to need AFX or IntuiTrak like device in Europe either way to support Ventana. And so just from the perspective of driving the majority of our volume through a single platform, it just makes sense to move over to AFX at some point in time. And so I think that Nellix will be the preferred device for infrarenal aneurysm repair. As we've talked about, there will be some anatomies that might be more positioned or better treated with AFX in addition to all of those juxtarenal, pararenal, and short neck aneurysms. So I don't - I still see Nellix as the go-to ultimate infrarenal device, AFX by itself becoming more a niche-specialty product, or when doctors want to preserve the bifurcation and AFX will also be the base for Ventana.

<Q - Brooks West - Piper Jaffray, Inc.>: Okay, thanks. And then if I could ask one more on the US, just trying to understand the AFX ramp, from a training perspective, and I forget how many US accounts you have, but is there a big training aspect to introducing the new product? Can you accomplish that from August to September 1, or could we see some kind of a slow ramp into early Q4? And then, I guess, as a second part of that question, could there be some softness in your Q3 in anticipation of the new product hitting in Q4?

<A - John McDermott - President, Chief Executive Officer & Director>: I'll answer the last one first. There is an awareness now of AFX. And so to the extent people know it's coming, they'd like to use the new thing. That said, there is not that much timing flexibility with treating aneurysms. So the only issue for Q3 and - I don't - right now, everything seems to be chugging along nicely - is it tends to be more of a seasonal quarter with vacation and those activities. So all that being said, we're still very bullish about AFX and think there is a good bit of interest in it.

In terms of training, there are some slight differences, actually some enhancements to the delivery and deployments. But for the existing customers, we don't believe it's a significant training effort to get them converted, so I would think of it as we'll be fully converted in September and our base of business will be already converted to AFX.

<Q - Brooks West - Piper Jaffray, Inc.>: Okay, great. Thank you very much.

<A - John McDermott - President, Chief Executive Officer & Director>: Welcome.

Operator: [Operator Instructions] Our next question is from John Putnam with Capstone Investments. Please proceed with your question.

<Q - John Putnam - Capstone Investments>: Hi, gentlemen. And I've got two questions, one for Bob and one for you, John. Bob, the $1.3 million that you have to pay LeMaitre, when does that - when do you have to do that and where would we see it on the P&L?

<A - Robert Krist - Chief Financial Officer, Secretary & CAO>: Sure. The agreement with LeMaitre actually occurred in July, so the transaction - the transaction itself will be booked in the third quarter. After cleaning up some inventory reconciliations at the effective date September 1, what you'll see is that most - close to all of that $1.3 million charge will impact on the selling expense line in our operating expenses in Q3.

<Q - John Putnam - Capstone Investments>: Okay, great. And then, John, the other day when J&J reported their earnings, they talked about INCRAFT, which I guess is their AAA device. They were sort of vague on details, as you would expect from them, but have you seen the device and what do you think of the timing of this kind of approval if, in fact, they go forward?

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Endologix, Inc.	ELGX	Q2 2011 Earnings Call	July 21, 2011
Company p	Ticker p	Event Type p	Date p

<A - John McDermott - President, Chief Executive Officer & Director>: Yeah, I have seen it. Seen it presented at meetings and I have talked to doctors who have seen it. I would put it in the - it's a traditional proximal fixation modular device. It's got a very similar design through the other devices. The only difference in that system - well, the two major differences that I can see is they focused on profile, so they are suggesting that it has a 14 French outside diameter profile. The range of anatomies that it will treat are very general, in fact, maybe slightly under the competitive range. And the other thing is they're - the graft material that they've used seems to have a high bit of porosity, so some of the early clinical feedback is it's difficult to tell acutely whether or not you've got an endo leak. But assuming that they do move forward with the device, we have the timeline estimated for them that they would enter the European market in 2012. We know they're already enrolled or are enrolling a clinical trial there. We don't know if they'll get their CE by the end of this year or early next year. And then depending on when they decided to go to the US, they started their IDE. It would be sometime in late 2014 or 2015. But generally speaking, I would say, it's very much in iteration of the current theme of proximal fixation modular devices.

<Q - John Putnam - Capstone Investments>: Okay. And you would expect that they would have to do as much follow-up as you have had - you have done in the past?

<A - John McDermott - President, Chief Executive Officer & Director>: Oh, certainly. Yeah, for sure.

<Q - John Putnam - Capstone Investments>: So this might be in somebody else's lifetime, is that what you're suggesting?

<A - John McDermott - President, Chief Executive Officer & Director>: Well, I didn't put it in those words, but it will take some time and it'll have to go through the same very rigorous process that all these devices have to go through.

<Q - John Putnam - Capstone Investments>: Right, great. Thanks very much and congratulations on your progress.

<A - John McDermott - President, Chief Executive Officer & Director>: Thanks, John.

Operator: Mr. McDermott, there are no further questions at this time. I would now like to turn the floor back over to you for closing comments.

John D. McDermott, President, Chief Executive Officer & Director

Okay. Thanks, operator. And thanks again to everyone for joining us on the call today and your interest in Endologix. We'll certainly keep you posted on our progress and look forward to seeing many of you at the upcoming conferences.

Operators: Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.

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